EXHIBIT 99.1

Contact:	Aaron’s, Inc.	SCR Partners
	Kelly Wall	Jeff Black
	VP Finance, Investor Relations & Treasury	615.760.3679
	678.402.3399	JBlack@scr-ir.com
Kelly.Wall@aarons.com

Aaron’s, Inc. Reports Fourth Quarter and Year End 2017 Results

•	Total Revenues $884.6 Million for the Quarter; $3.38 Billion for the Year

•	Diluted EPS $2.46 for the Quarter; $4.06 for the Year

•	Non-GAAP Diluted EPS $0.65 for the Quarter; $2.56 for the Year

•	Progressive Leasing Revenues Up 32% for the Quarter; Invoice Volume Up 36%

•	Aaron’s Business Exceeds Increased EBITDA Guidance

ATLANTA, February 15, 2018 - Aaron’s, Inc. (NYSE: AAN), a leading omnichannel provider of lease-purchase solutions, today announced financial results for the three and twelve months ended December 31, 2017.
“A strong fourth quarter capped a year of significant achievement for Aaron’s,” said John Robinson, Chief Executive Officer. “We delivered record revenues, EBITDA and non-GAAP diluted EPS for the full year while making strategic investments in each of our businesses to support long-term growth. At the same time, we further strengthened the balance sheet while enhancing returns for our shareholders through share repurchases and dividends. I’m extremely proud of our team and excited about the future.”
“Progressive continues to strengthen its position as a market leader by driving innovation. In the fourth quarter, revenue grew 32% and EBITDA increased by 20%. The team is improving speed and ease of use for both customers and retail partner associates. At the same time, we believe our decisioning continues to benefit from scale and further enhancements that are allowing us to capture additional profit dollars and drive more revenue for our retail partners.”

“In the Aaron’s Business, we are beginning to reap the benefits from our transformation program. This program encompasses a number of initiatives balanced between revenue growth and cost improvement. The Aaron’s Business saw meaningful improvement in average ticket and lease margin in the fourth quarter, which contributed to a significant gain in the EBITDA margin. Many of the leading indicators we follow for the performance of the Aaron’s Business are positive, underscoring our optimistic expectations for the business going forward.”
“As we look to 2018, we believe we can accelerate revenue and earnings growth as we build on our momentum,” continued Mr. Robinson. “We are conservatively capitalized, which will enable us to further invest in our existing operations and remain well positioned to execute on opportunities that promote innovation and growth. We also plan to continue returning capital to shareholders, when market conditions are appropriate, as evidenced by our new $500 million share repurchase program, which replaces our prior authorization,” Mr. Robinson concluded.
Financial Summary
Aaron’s, Inc. (the “Company”) conducts its operations through three primary businesses: 1) Progressive Leasing’s virtual lease-to-own business (“Progressive Leasing”); 2) Aaron’s branded Company-operated and franchised lease-to-own stores, Aarons.com, our e-commerce platform and Woodhaven, the Company’s furniture manufacturing operations (collectively, the “Aaron’s Business”); and 3) Dent-A-Med, Inc. (“DAMI”), our second-look financing business.
For the fourth quarter of 2017, Company revenues were $884.6 million compared with $795.0 million for the fourth quarter of 2016. Net earnings were $177.6 million compared with $21.6 million in the prior year period. Diluted earnings per share were $2.46 compared with $0.30 a year ago, which reflects a provisional net benefit of $137 million1 to recognize the effects of the Tax Cuts and Jobs Act (the "Tax Act") of 2017.

1 Amount represents a preliminary estimate of the effect of revaluing net deferred tax liabilities to a 21% federal tax rate due to the enactment of Tax Act, which was signed into law on December 22, 2017. The final impact of Tax Act may change from this preliminary estimate, possibly materially, when assumptions are refined and interpretations of the legislation are finalized including the Company’s application of any additional guidance that may be issued by the U.S. Department of the Treasury or the Internal Revenue Service.

On a non-GAAP basis, net earnings for the fourth quarter of 2017 were $47.0 million compared with $36.3 million for the same period in 2016, and non-GAAP earnings per share assuming dilution were $0.65 in the fourth quarter of 2017 compared with $0.50 for the same quarter in 2016.
For the fourth quarter of 2017, non-GAAP net earnings and non-GAAP diluted earnings per share exclude the effects of amortization expense resulting from our 2014 acquisition of Progressive Leasing, amortization expense and acquisition and transaction costs resulting from the 2017 acquisition of our largest franchisee, restructuring charges for the Aaron’s Business and DAMI and a provisional tax benefit resulting from the Tax Act. For the fourth quarter of 2016, non-GAAP earnings results exclude the effects of Progressive Leasing amortization, restructuring charges for the Aaron’s Business and a gain related to the Company’s sale of its HomeSmart business.
Adjusted EBITDA for the Company, which excludes the charges and adjustments mentioned above, increased 21.7% to $89.9 million for the fourth quarter of 2017, compared with $73.8 million for the same period in 2016. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release.
During fiscal year 2017, revenues increased 5.5% to $3.38 billion compared with $3.21 billion for the prior year period. Net earnings were $292.5 million versus $139.3 million and diluted earnings per share were $4.06 compared with $1.91 last year, primarily due to the provisional tax benefit resulting from the Tax Act and the growth in revenues and net earnings at Progressive Leasing.

On a non-GAAP basis, net earnings for fiscal year 2017 were $184.7 million compared with $167.7 million for the same period in 2016, and non-GAAP diluted earnings per share were $2.56 compared with $2.30 for the same period in 2016. Non-GAAP net earnings and diluted earnings per share for 2017 exclude the effects of amortization expense resulting from the 2014 acquisition of Progressive Leasing, amortization expense and transaction and transition costs resulting from the 2017 acquisition of our largest franchisee, restructuring charges for the Aaron’s Business and DAMI, and a provisional tax benefit as a result of the Tax Act. Non-GAAP earnings results for 2016 exclude the effects of Progressive Leasing amortization, a gain on the sale of the Company’s headquarters building, retirement and severance charges, and a loss resulting from the Company’s disposition of HomeSmart. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release.
Adjusted EBITDA for the Company, which excludes the charges and adjustments discussed above, was $362.7 million for fiscal year 2017 compared with $342.5 million for 2016.
The Company generated $158.1 million in cash from operations during 2017 and ended the year with $51.0 million in cash compared with a cash balance of $308.6 million to end 2016. The reduction in cash was due primarily to the acquisition of our largest franchisee, scheduled principal payments of the Company’s term loan and unsecured notes, the repurchase of common stock and the repayment of the DAMI credit facility, offset by cash from operations. The Company repurchased approximately 1.96 million shares of its common stock during 2017 and, as stated above, has announced a new program to repurchase up to $500 million of its shares.
Progressive Leasing Results
Progressive Leasing’s revenue in the fourth quarter of 2017 increased 32.3% to $428.5 million from $324.0 million in the fourth quarter of 2016. Progressive Leasing’s revenue for the 2017 fiscal year increased 26.6% to $1.57 billion from $1.24 billion for fiscal 2016. Active doors increased 10% in the fourth quarter of 2017 to approximately 20,000. Invoice volume per active door increased 24%. Progressive Leasing had 740,000 customers at December 31, 2017, a 24% increase from December 31, 2016.

Earnings before income taxes for Progressive Leasing were $38.5 million and $140.2 million for the three and twelve months ended December 31, 2017, respectively, compared with $29.0 million and $104.7 million for the same periods a year ago. EBITDA for the three and twelve months ended December 31, 2017 was $50.0 million and $187.8 million, respectively, compared with $41.7 million and $155.5 million for the same periods of 2016. As a percentage of revenues, EBITDA was 11.7% and 12.0%, respectively, for the three and twelve months ended December 31, 2017 compared with 12.9% and 12.6% for the same periods in 2016. The provision for lease merchandise write-offs was 5.4% of revenue in the fourth quarter of 2017, compared with 5.9% in the same period of 2016. Bad debt expense as a percentage of revenue in the fourth quarter was 12.1% compared with 11.3% in the same period of 2016.
The Aaron’s Business Results
For the fourth quarter of 2017, total revenues for the Aaron’s Business decreased 3.6% to $446.9 million from $463.5 million in the fourth quarter of 2016. Total revenues for fiscal year 2017 decreased 8.4% to $1.78 billion compared with $1.95 billion for fiscal 2016.
Lease revenue and fees for the three and twelve months ended December 31, 2017 increased 0.6% and decreased 7.1%, respectively, compared with the same periods in 2016. Non-retail sales, which primarily consist of merchandise sales to the Company’s franchisees, decreased 17.0% and 12.7% for the three and twelve months ended December 31, 2017 compared with the same periods of the prior year. The decline is attributed in part to the reduction in non-retail sales resulting from the franchise acquisitions completed in fiscal year 2017.
Earnings before income taxes for the Aaron’s Business were $25.1 million and $110.6 million for the three and twelve months ended December 31, 2017, compared with $4.8 million and $123.0 million for the same periods a year ago. Adjusted EBITDA for the three and twelve months ended December 31, 2017 was $41.4 million and $180.0 million compared with $32.4 million and $191.2 million for the same periods in 2016. As a percentage of revenue, Adjusted EBITDA was 9.3% and 10.1% for the three and twelve months ended December 31, 2017, respectively, compared with 7.0% and 9.8% for the same periods last year. Write-offs for damaged, lost or unsaleable merchandise were 4.2% of revenues in the fourth quarter of 2017 compared with 4.6% for the same period last year.

Same store revenues (revenues for Company-operated stores open for the entirety of the fourth quarter of 2017 and 2016 and fiscal year 2017 and 2016, respectively) decreased 5.4% during the fourth quarter of 2017, compared with the fourth quarter of 2016 and decreased 7.0% during the 2017 fiscal year, compared to the 2016 fiscal year. Customer count on a same store basis was down 4.0% during the fourth quarter of 2017. Company-operated Aaron’s stores had 983,000 customers at December 31, 2017, a 1.0% increase from 2016.
At December 31, 2017, the Aaron’s Business had 1,175 Company-operated stores and 551 franchised stores. During the fourth quarter of 2017, the Company acquired six franchised stores, closed or consolidated eleven Company-operated stores and sold one Company-operated store to a third party. Additionally, one franchised store opened, twelve franchised stores closed and one franchised store was sold to a third party.
Company-operated stores that were closed are primarily related to the Company’s previously disclosed program to identify, close and consolidate underperforming stores and right size the Company’s store footprint in existing markets. During the fourth quarter of 2017, the Aaron’s Business incurred a pre-tax restructuring charge of $3.2 million related to these closures. In the 2017 fiscal year, the aggregate pre-tax restructuring charge related to these store closures and other restructuring activities was $17.5 million.
DAMI Results
DAMI’s revenue for the three and twelve months ended December 31, 2017 was $9.3 million and $34.9 million versus $7.5 million and $24.1 million for the same periods of 2016. DAMI’s loss before income taxes was $2.8 million and $11.3 million for the three and twelve months ended December 31, 2017, compared with a loss before income taxes of $1.6 million and $9.3 million for the same periods in 2016. DAMI’s pre-tax, pre-provision loss was $1.8 million and $6.5 million for the three and twelve months ended December 31, 2017 compared with $0.6 million and $3.6 million for the same periods a year ago.
Pre-tax, pre-provision loss is a non-GAAP measure that represents loss before income taxes, adjusted so that loan charge-offs and recoveries are recognized in earnings as they occur by excluding the effect on earnings of changes to management’s provision for estimated future loan losses. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release for more information regarding the calculation of pre-tax, pre-provision loss.

Significant Components of Revenue
Consolidated lease revenues and fees for the three and twelve months ended December 31, 2017 increased 15.7% and 7.9%, respectively, over the same prior year periods. Franchise royalties and fees decreased 24.4% in the fourth quarter of 2017 and 17.3% for fiscal year 2017 compared with the same periods a year ago. The decrease in franchise royalties and fees was the combined result of decreases in revenues generated by the Company’s franchisees and the number of franchised stores. The Company’s franchisee revenues totaled $162.1 million and $777.7 million in the three and twelve months ended December 31, 2017, a decrease of 24.3% and 15.2% from the same periods for the prior year. Same store revenues for franchised stores were down 5.2% and same store customer counts were down 3.9% for the fourth quarter of 2017 compared with the same quarter in 2016. For the 2017 fiscal year, same store revenues for franchised stores were down 5.4%. Franchised stores had 416,000 customers at the end of 2017, a 23.5% decline from the end of 2016. Revenues and customers of franchisees are not revenues and customers of the Aaron’s Business or the Company. Any changes in the metrics presented above from the prior year periods are not adjusted to net out the effects of the July 2017 purchase of our largest franchisee, which had 104 store locations.
2018 Guidance
The Company is providing the following guidance for its 2018 fiscal year. Diluted earnings per share is presented both on a GAAP basis and on a non-GAAP basis excluding intangible amortization related to the 2014 Progressive acquisition and the 2017 acquisition of our largest franchisee and any future one-time or unusual items. Adjusted EBITDA also excludes any future one-time or unusual items. The Company currently expects to achieve the following:
Aaron's Inc. (Consolidated)

•	Revenues of $3.68 billion to $3.89 billion.

•	EBITDA of $380 million to $413 million.

•	GAAP diluted earnings per share of $2.90 to $3.20.

•	Non-GAAP diluted earnings per share of $3.20 to $3.50.

•	Does not include the impact of any potential share repurchase activities.

•	Capital expenditures of $70 million to $90 million.

Progressive Leasing

•	Total revenues of $1.95 billion to $2.05 billion.

•	EBITDA of $215 million to $230 million.
Aaron’s Business

•	Total revenues of $1.70 billion to $1.80 billion, including lease revenues of $1.40 billion to $1.50 billion.

•	Annual same store revenues of approximately negative 4% to negative 1%, approaching flat in the fourth quarter.

•	EBITDA of $170 million to $185 million.

•	The Company will continue to evaluate its store base for strategic growth and consolidation opportunities, which may include both store closures and acquisitions.
DAMI

•	Total revenues of approximately $30 million to $40 million.

•	EBITDA of approximately negative $5 million to negative $2 million.
Conference Call and Webcast
The Company will hold a conference call to discuss its quarterly results on Thursday, February 15, 2018, at 8:30 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company’s Investor Relations website, investor.aarons.com. The webcast will be archived for playback at that same site.
About Aaron’s, Inc.
Headquartered in Atlanta, Aaron’s, Inc. (NYSE: AAN), is a leading omnichannel provider of lease-purchase solutions. The Aaron’s Business engages in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories through its 1,726 Company-operated and franchised stores in 47 states and Canada, as well as its e-commerce platform, Aarons.com. In addition, Progressive Leasing, a virtual lease-to-own company, provides lease-purchase solutions through approximately 27,000 retail locations in 46 states. Dent-A-Med, Inc., d/b/a the HELPcard®, provides a variety of second-look credit products that are originated through federally insured banks. For more information, visit investor.aarons.com, Aarons.com, ProgLeasing.com, and HELPcard.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “believe,” “guidance,” “expect,” “will,” “expectations,” and “trends” and similar terminology. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, legal and regulatory proceedings, customer privacy, information security, customer demand, the execution and results of our strategy and expense reduction and store closure and consolidation initiatives, risks related to our recent acquisition of our largest franchisee, including the risk that its financial performance does not meet expectations, risks related to Progressive Leasing’s “virtual” lease-to-own business, the outcome of Progressive Leasing’s pilot or test programs with various retailers and the results of Progressive Leasing’s efforts to expand its relationships with existing retailer partners and establish new partnerships with additional retailers, and the other risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as updated in its subsequently filed Quarterly Reports on Form 10-Q, which are available from the SEC. Statements in this release that are “forward-looking” include without limitation statements regarding: our expectations regarding acceleration of revenue and earnings growth; our ability to invest in our operations and in opportunities to promote growth; returning capital to our shareholders; the performance of the Progressive lease portfolio and expectations regarding innovation initiatives at Progressive, including further enhancements to its decisioning process; the outcome of the transformation initiatives for the Aaron’s Business; the Company’s capital strategy; the Company’s projected results (including Progressive Leasing’s, the Aaron’s Business’s and DAMI’s results) and the 2018 Guidance for the Company on a consolidated basis, and for Progressive Leasing, the Aaron’s Business and DAMI, individually. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues:
Lease Revenues and Fees	$783,202	$676,667	$3,000,231	$2,780,824
Retail Sales	6,307	5,872	27,465	29,418
Non-Retail Sales	74,881	90,182	270,253	309,446
Franchise Royalties and Fees	10,113	13,385	48,278	58,350
Interest and Fees on Loans Receivable	9,256	7,535	34,925	24,080
Other	868	1,313	2,556	5,598
Total	$884,627	$794,954	$3,383,708	$3,207,716

Costs and Expenses:
Depreciation of Lease Merchandise	375,659	316,897	1,448,631	1,304,295
Retail Cost of Sales	3,867	3,530	17,578	18,580
Non-Retail Cost of Sales	66,703	80,923	241,356	276,608
Operating Expenses	370,455	340,783	1,403,985	1,351,785
Restructuring Expenses	3,377	15,560	17,994	20,218
Other Operating Expense (Income), Net	51	(474)	(535)	(6,446)
Total	$820,112	$757,219	$3,129,009	$2,965,040

Operating Profit	64,515	37,735	254,699	242,676
Interest Income	139	903	1,835	2,699
Interest Expense	(4,464)	(5,429)	(20,538)	(23,390)
Other Non-Operating Income (Expense), Net	548	(921)	3,581	(3,563)
Earnings Before Income Tax (Benefit) Expense	$60,738	$32,288	$239,577	$218,422

Income Tax (Benefit) Expense	(116,822)	10,657	(52,959)	79,139
Net Earnings	$177,560	$21,631	$292,536	$139,283

Earnings Per Share	$2.51	$0.30	$4.13	$1.93
Earnings Per Share Assuming Dilution	$2.46	$0.30	$4.06	$1.91

Weighted Average Shares Outstanding	70,607	71,423	70,837	72,354
Weighted Average Shares Outstanding Assuming Dilution	72,314	72,365	72,121	73,013

Selected Balance Sheet Data
(In thousands)

	(Unaudited)
	December 31, 2017	December 31, 2016

Cash and Cash Equivalents	$51,037	$308,561
Investments	20,385	20,519
Accounts Receivable, Net	99,887	95,777
Lease Merchandise, Net	1,152,135	999,381
Loans Receivable, Net	86,112	84,804
Property, Plant and Equipment, Net	207,687	211,271
Other Assets, Net	1,069,857	895,423

Total Assets	$2,687,100	$2,615,736

Debt	368,798	497,829

Total Liabilities	959,096	1,134,138
Shareholders’ Equity	1,728,004	1,481,598

Total Liabilities and Shareholders' Equity	$2,687,100	$2,615,736

Selected Cash Flow Data
(In thousands)

	(Unaudited) Twelve Months Ended
	December 31,
	2017	2016

Cash Provided by Operating Activities	$158,082	$467,236
Cash Used in Investing Activities	(204,331)	(20,081)
Cash Used in Financing Activities	(211,350)	(153,663)
Effect of Exchange Rate Changes on Cash & Cash Equivalents	75	127
(Decrease) Increase in Cash and Cash Equivalents	(257,524)	293,619
Cash and Cash Equivalents at Beginning of Period	308,561	14,942
Cash and Cash Equivalents at End of Period	$51,037	$308,561

Aaron’s, Inc. and Subsidiaries
Quarterly Revenues by Segment
(In thousands)

	(Unaudited)
	Three Months Ended
	December 31, 2017
	Progressive Leasing	The Aaron’s Business(1)	DAMI	Consolidated Total
Lease Revenues and Fees	$428,517	$354,685	$—	$783,202
Retail Sales	—	6,307	—	6,307
Non-Retail Sales	—	74,881	—	74,881
Franchise Royalties and Fees	—	10,113	—	10,113
Interest and Fees on Loans Receivable	—	—	9,256	9,256
Other	—	868	—	868
	$428,517	$446,854	$9,256	$884,627

	(Unaudited)
	Three Months Ended
	December 31, 2016
	Progressive Leasing	The Aaron’s Business(1)	DAMI	Consolidated Total
Lease Revenues and Fees	$323,961	$352,706	$—	$676,667
Retail Sales	—	5,872	—	5,872
Non-Retail Sales	—	90,182	—	90,182
Franchise Royalties and Fees	—	13,385	—	13,385
Interest and Fees on Loans Receivable	—	—	7,535	7,535
Other	—	1,313	—	1,313
	$323,961	$463,458	$7,535	$794,954

(1)
During the three months ended March 31, 2017, the Company changed its composition of reportable segments by combining Sales and Lease Ownership, Franchise, Woodhaven, and unallocated corporate costs into one reportable segment, the Aaron’s Business, to align with the Company’s internal reporting of operating results. The 2016 period is presented to reflect this change.

Aaron’s, Inc. and Subsidiaries
Twelve Months Revenues by Segment
(In thousands)

	(Unaudited)
	Twelve Months Ended
	December 31, 2017
	Progressive Leasing	The Aaron’s Business(1)	DAMI	Consolidated Total
Lease Revenues and Fees	$1,566,413	$1,433,818	$—	$3,000,231
Retail Sales	—	27,465	—	27,465
Non-Retail Sales	—	270,253	—	270,253
Franchise Royalties and Fees	—	48,278	—	48,278
Interest and Fees on Loans Receivable	—	—	34,925	34,925
Other	—	2,556	—	2,556
	$1,566,413	$1,782,370	$34,925	$3,383,708

	(Unaudited)
	Twelve Months Ended
	December 31, 2016
	Progressive Leasing	The Aaron’s Business(1)	DAMI	Consolidated Total
Lease Revenues and Fees	$1,237,597	$1,543,227	$—	$2,780,824
Retail Sales	—	29,418	—	29,418
Non-Retail Sales	—	309,446	—	309,446
Franchise Royalties and Fees	—	58,350	—	58,350
Interest and Fees on Loans Receivable	—	—	24,080	24,080
Other	—	5,598	—	5,598
	$1,237,597	$1,946,039	$24,080	$3,207,716

(1)
During the three months ended March 31, 2017, the Company changed its composition of reportable segments by combining Sales and Lease Ownership, Franchise, Woodhaven, and unallocated corporate costs into one reportable segment, the Aaron’s Business, to align with the Company’s internal reporting of operating results. The 2016 period is presented to reflect this change.

Use of Non-GAAP Financial Information:
Non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP net earnings and non-GAAP diluted earnings per share for the fourth quarter of 2017 each exclude $5.4 million in Progressive Leasing-related intangible amortization expense, $1.0 million in amortization expense resulting from our 2017 acquisition of our largest franchisee, $3,000 in acquisition transaction & transitions costs related to the acquisition of our largest franchisee, $3.4 million in restructuring charges and $137.1 million in net provisional tax benefits from the impacts of the Tax Act. For the twelve months of 2017 Non-GAAP net earnings and non-GAAP diluted earnings per share exclude $23.0 million in Progressive Leasing-related intangible amortization expense, $2.1 million in amortization expense resulting from our 2017 acquisition of our largest franchisee, $2.0 million in acquisition transaction & transition costs related to the acquisition of our largest franchisee, $18.0 million in restructuring charges and $137.1 million in net provisional tax benefits. Non-GAAP net earnings and non-GAAP diluted earnings per share for the fourth quarter of 2016 exclude $6.6 million in Progressive Leasing-related intangible amortization expense, $15.6 million in restructuring charges and a $214,000 gain related to the HomeSmart asset sale. For the twelve months of 2016 Non-GAAP net earnings and non-GAAP diluted earnings per share exclude $26.4 million in Progressive-related intangible amortization expense, an $11.1 million gain from the sale of the Company’s headquarters building, $3.7 million in retirement and severance charges, $20.2 million in restructuring charges and a $5.4 million impairment charge related to the HomeSmart asset sale.
The EBITDA and Adjusted EBITDA figures presented in this press release are calculated as the Company’s earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes the other adjustments described in the calculation of non-GAAP net earnings above.
Management believes that non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA provide relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business unit performance.
Non-GAAP net earnings and non-GAAP diluted earnings provides management and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from larger, one-time transactions that are not reflective of the ordinary earnings activity of our operations. This measure may be useful to an investor in evaluating the underlying operating performance of our business.
EBITDA and Adjusted EBITDA also provides management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:

•
Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.

•	Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.

•	Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.
Finally, this press release presents pre-tax, pre-provision loss for DAMI, which is also a supplemental measure not calculated in accordance with GAAP. Management believes this measure is useful because it gives management and investors an additional, supplemental metric to assess DAMI’s underlying operational performance for the period. Due to the growth of our originated credit card loan portfolio after our October 2015 acquisition of DAMI, we believe pre-provision, pre-tax loss helps investors to assess DAMI’s operating performance until such time as the credit card portfolio reaches levels which management believes will be normal and recurring.  Management uses this measure as one of its bases for strategic planning and forecasting for DAMI. Our use of pre-provision, pre-tax loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.
Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share and the GAAP earnings before income taxes of the Company’s segments, which are also presented in the press release. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA, Adjusted EBITDA and pre-tax, pre-provision loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP
Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except per share)

	(Unaudited) Three Months Ended		(Unaudited) Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net Earnings	$177,560	$21,631	$292,536	$139,283
Add Progressive Leasing-Related Intangible Amortization Expense (1)(2)	3,611	4,413	14,935	16,803
Add Franchisee Related Intangible Amortization Expense(3)	678	—	1,336	—
Less Gain on Sale of Building (4)	—	—	—	(7,060)
Add Retirement and Severance Charges (5)	—	—	—	2,349
Add Loss on Sale of HomeSmart (6)	—	(143)	—	3,463
Add Restructuring (7)(8)	2,250	10,424	11,674	12,893
Add Acquisition Transaction and Transition Costs (9)	2	—	1,282	—
Less Tax Act Benefit	(137,098)	—	(137,098)	—
Non-GAAP Net Earnings	$47,003	$36,325	$184,665	$167,731

Earnings Per Share Assuming Dilution	$2.46	$0.30	$4.06	$1.91
Add Progressive Leasing-Related Intangible Amortization Expense (1)(2)	0.05	0.06	0.21	0.23
Add Franchisee Related Intangible Amortization Expense(3)	0.01	—	0.02	—
Less Gain on Sale of Building (4)	—	—	—	(0.10)
Add Retirement and Severance Charges (5)	—	—	—	0.03
Add Loss on Sale of HomeSmart (6)	—	—	—	0.05
Add Restructuring (7)(8)	0.03	0.14	0.16	0.18
Add Acquisition Transaction and Transition Costs (9)	—	—	0.02	—
Less Tax Act Benefit	(1.90)	—	(1.90)	—

Non-GAAP Earnings Per Share Assuming Dilution (10)	$0.65	$0.50	$2.56	$2.30

Weighted Average Shares Outstanding Assuming Dilution	72,314	72,365	72,121	73,013

(1)
Net of taxes of $1,810 and $8,084 for the three and twelve months ended December 31, 2017 calculated using the estimated tax rates of 33.4% and 35.1% for the three and twelve months ended December 31, 2017.

(2)	Net of taxes of $2,175 and $9,547 for the three and twelve months ended December 31, 2016 calculated using the effective tax rate for the respective periods.

(3)
Net of taxes of $340 and $724 for the three and twelve months ended December 31, 2017 calculated using the estimated tax rates of 33.4% and 35.1% for the three and twelve months ended December 31, 2017.

(4)	Net of taxes of $4,011 for the twelve months ended December 31, 2016 calculated using the effective tax rate for the period.

(5)	Net of taxes of $1,334 for the twelve months ended December 31, 2016 calculated using the effective tax rate for the period.

(6)	Net of taxes of $71 and $1,968 for the three and twelve months ended December 31, 2016 calculated using the effective tax rate for the respective periods.

(7)
Net of taxes of $1,127 and $6,320 for the three and twelve months ended December 31, 2017 calculated using the estimated tax rates of 33.4% and 35.1% for the three and twelve months ended December 31, 2017.

(8)	Net of taxes of $5,136 and $7,325 for the three and twelve months ended December 31, 2016 calculated using the effective tax rate for the respective periods.

(9)	Net of taxes of $1 and $694 for the three and twelve months ended December 31, 2017 calculated using the estimated tax rates of 33.4% and 35.1% for the three and twelve months ended December 31, 2017.

(10)	In some cases, the sum of individual EPS amounts may not equal total EPS calculations due to rounding.

DAMI Pre-tax, Pre-provision Loss
(In thousands)

	(Unaudited) Three Months Ended		(Unaudited) Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Loss Before Income Taxes	$(2,832)	$(1,587)	$(11,289)	$(9,273)
Add: Adjustment to Increase Allowance for Loan Losses During Period	992	1,035	4,830	5,687
Pre-tax, Pre-provision Loss	$(1,840)	$(552)	$(6,459)	$(3,586)

Due to the growth of our originated credit card loan portfolio subsequent to the October 2015 acquisition of DAMI, we believe pre-provision, pre-tax loss helps investors to assess DAMI’s operating performance until such time as the credit card portfolio reaches levels which management believes will be normal and recurring. Our use of pre-provision, pre-tax loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Aaron’s, Inc. and Subsidiaries
Non-GAAP Financial Information
Quarterly Segment EBITDA
(In thousands)

	(Unaudited)
	Three Months Ended
	December 31, 2017
	Progressive Leasing	The Aaron’s Business(1)	DAMI	Consolidated Total
Net Earnings	—	—	—	$177,560
Income Taxes[2]	—	—	—	(116,822)
Earnings (Loss) Before Income Taxes	38,492	25,078	(2,832)	60,738
Interest Expense	4,554	(885)	795	4,464
Depreciation	1,507	12,402	214	14,123
Amortization	5,421	1,609	145	7,175
EBITDA	$49,974	$38,204	$(1,678)	$86,500
Restructuring Expenses	—	3,170	207	3,377
Acquisition Transaction and Transition Costs	—	3	—	3
Adjusted EBITDA	$49,974	$41,377	$(1,471)	$89,880

	(Unaudited)
	Three Months Ended
	December 31, 2016
	Progressive Leasing	The Aaron’s Business(1)	DAMI	Consolidated Total
Net Earnings	—	—	—	$21,631
Income Taxes[2]	—	—	—	10,657
Earnings (Loss) Before Income Taxes	29,034	4,841	(1,587)	32,288
Interest Expense	4,817	(463)	1,075	5,429
Depreciation	1,282	12,124	121	13,527
Amortization	6,588	526	145	7,259
EBITDA	$41,721	$17,028	$(246)	$58,503
Gain on Sale of HomeSmart	—	(214)	—	(214)
Restructuring Expenses	—	15,560	—	15,560
Adjusted EBITDA	$41,721	$32,374	$(246)	$73,849
(1)During the three months ended March 31, 2017, the Company changed its composition of reportable segments by combining Sales and Lease Ownership, Franchise, Woodhaven, and unallocated corporate costs into one reportable segment, the Aaron’s Business, to align with the Company’s internal reporting of operating results. The 2016 period is presented to reflect this change.
(2)    Taxes are calculated on a consolidated basis and are not identifiable by company divisions.

Aaron’s, Inc. and Subsidiaries
Non-GAAP Financial Information
Twelve Months Segment EBITDA
(In thousands)

	(Unaudited)
	Twelve Months Ended
	December 31, 2017
	Progressive Leasing	The Aaron’s Business(1)	DAMI	Consolidated Total
Net Earnings	—	—	—	$292,536
Income Taxes[2]	—	—	—	(52,959)
Earnings (Loss) Before Income Taxes	140,224	110,642	(11,289)	239,577
Interest Expense	18,577	(2,366)	4,327	20,538
Depreciation	6,029	48,121	693	54,843
Amortization	23,019	4,130	580	27,729
EBITDA	$187,849	$160,527	$(5,689)	$342,687
Restructuring Expenses	—	17,523	471	17,994
Acquisition Transaction and Transition Costs	—	1,976	—	1,976
Adjusted EBITDA	$187,849	$180,026	$(5,218)	$362,657

	(Unaudited)
	Twelve Months Ended
	December 31, 2016
	Progressive Leasing	The Aaron’s Business(1)	DAMI	Consolidated Total
Net Earnings	—	—	—	$139,283
Income Taxes[2]	—	—	—	79,139
Earnings (Loss) Before Income Taxes	104,686	123,009	(9,273)	218,422
Interest Expense	20,042	(768)	4,116	23,390
Depreciation	4,377	48,764	423	53,564
Amortization	26,350	1,894	570	28,814
EBITDA	$155,455	$172,899	$(4,164)	$324,190
Gain on Sale of Building	—	(11,071)	—	(11,071)
Retirement Charges	—	3,683	—	3,683
Loss on Sale of HomeSmart	—	5,431	—	5,431
Restructuring Expenses	—	20,218	—	20,218
Adjusted EBITDA	$155,455	$191,160	$(4,164)	$342,451
(1)     During the three months ended March 31, 2017, the Company changed its composition of reportable segments by combining Sales and Lease Ownership, Franchise, Woodhaven, and unallocated corporate costs into one reportable segment, the Aaron’s Business, to align with the Company’s internal reporting of operating results. The 2016 period is presented to reflect this change.
(2)    Taxes are calculated on a consolidated basis and are not identifiable by company divisions.

Reconciliation of 2018 Projected Guidance for EBITDA
(In thousands)

	Fiscal Year 2018 Ranges
	Progressive Leasing	The Aaron’s Business(1)	DAMI	Consolidated Total
Estimated Net Earnings	—	—	—	$209,000 - $234,000
Taxes[2]	—	—	—	68,000 - 76,000
Projected Earnings Before Taxes	$175,000 - $190,000	$112,000 - $127,000	$(10,000) - $(7,000)	277,000 - 310,000
Interest Expense	10,000	—	3,500	13,500
Depreciation	8,000	51,000	1,500	60,500
Amortization	22,000	7,000	—	29,000
Projected EBITDA	$215,000 - $230,000	$170,000 - $185,000	$(5,000) - $(2,000)	$380,000 - $413,000
(1)    During the three months ended March 31, 2017, the Company changed its composition of reportable segments by combining Sales and Lease Ownership, Franchise, Woodhaven, and unallocated corporate costs into one reportable segment, the Aaron’s Business, to align with the Company’s internal reporting of operating results.
(2)    Taxes are calculated on a consolidated basis and are not identifiable by company divisions.

Reconciliation of 2018 Projected Guidance for Earnings Per Share
Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution

	Fiscal Year 2018 Range
	Low	High
Projected Earnings Per Share Assuming Dilution	$2.90	$3.20
Add Projected Intangible Amortization Expenses[1]	0.30	0.30
Projected Non-GAAP Earnings Per Share Assuming Dilution	$3.20	$3.50

(1)	Includes projected intangible amortization related to the acquisition of Progressive Leasing and the franchisee acquisition.